BioSpecifics Technologies Corp. Reports First Quarter 2018 Financial Results

- Continued year-over-year revenue growth for XIAFLEX -

LYNBROOK, N.Y., May 9, 2018 /PRNewswire/ -- BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the first quarter ended March 31, 2018 and provided a corporate update.

"We are enthusiastic about the sustained year-over-year revenue growth of our CCH product, XIAFLEX, in its marketed indications, Dupuytren's Contracture and Peyronie's Disease, and by the potential progress of the broader CCH development pipeline. During the first quarter of 2018, XIAFLEX became commercially available in Canada for Peyronie's Disease and our partner Endo reported updated data from the Phase 2b clinical trial of CCH for the treatment of cellulite at the American Society for Aesthetic Plastic Surgery," said Thomas L. Wegman, President of BioSpecifics. "We also remain focused on identifying and developing CCH for medically necessary indications, and we remain on track to report preliminary data later this year for our ongoing Phase 1 clinical trial in uterine fibroids, a painful condition of the reproductive tract in which benign tumors contain large amounts of collagen and we are excited by the potential of CCH to alleviate patients' symptoms and ultimately avoid invasive surgery."

First Quarter 2018 Financial Results

BioSpecifics reported net income of $4.0 million for the first quarter ended March 31, 2018, or $0.55 per basic share and $0.54 per share on a fully diluted basis, compared to net income of $3.3 million, or $0.47 per basic share and $0.46 per share on a fully diluted basis, for the same period in 2017.

The Company adopted Accounting Standard Codification (ASC) 606, Revenue from Contracts with Customers, as of January 1, 2018, applying the modified-retrospective method, changed the timing of its recognition of royalty and mark-up on cost of goods sold revenue. Beginning in 2018, BioSpecifics recorded these royalty revenues based on estimates of the net sales and mark-up on cost of goods sold that occurred during the relevant period thereby eliminating the previously utilized one quarter lag. Previously, these amounts were not recognized until they were fixed and determinable. In addition, deferred revenue associated with the pre-payment of foreign mark-up on cost of goods sold revenue will no longer be recognized over time based on sales by non-affiliated sub-licensees of Endo outside of the U.S. and, under ASC 606, would have been recognized when the Company amended its License Agreement in 2016. Prior period amounts have not been adjusted and the Company recognized a cumulative-effect adjustment to retained earnings on January 1, 2018 of $10.3 million.

Total revenue for the first quarter ended March 31, 2018 was $7.1 million, compared to $7.7 million for the same period in 2017. The decrease in total revenues for the quarterly period was primarily due to lower mark-up on cost of goods sold revenue in the U.S and prepaid foreign mark-up on cost of goods sold revenue recognized under new revenue standard ASC 606, as of January 1, 2018, which was partially offset by an increase in royalties associated with slightly higher overall net sales of XIAFLEX.

Licensing revenue consists of licensing fees, sublicensing fees and milestones. BioSpecifics recognized licensing revenue for the first quarter ended March 31, 2018 and 2017 of approximately $4,409 in each period.

Research and development (R&D) expenses for the first quarter ended March 31, 2018 were $0.2 million compared to $0.3 million for the same period in 2017.

General and administrative expenses for the first quarter ended March 31, 2018 were $2.1 million, compared to $2.4 million for the same period in 2017.

Provision for income taxes for the first quarter ended March 31, 2017 were $1.1 million, compared to $1.8 million for the same period in 2017.

As of March 31, 2018, BioSpecifics had cash and cash equivalents and investments of $64.2 million, compared to $65.1 million as of December 31, 2017. The Company's cash and cash equivalents and investments were slightly lower due to the timing of Endo's payment of its quarterly XIAFLEX royalties, which was received in April 2018.

CCH Pipeline Updates and Anticipated Upcoming Milestones

1/3

BioSpecifics manages the development of collagenase clostridium histolyticum (CCH) for the treatment of uterine fibroids and has the right to initiate the development of any new potential indication not licensed by Endo. Endo's licensed indications include Dupuytren's Contracture and Peyronie's Disease, both approved and marketed; in addition to cellulite, adhesive capsulitis, human and canine lipoma, lateral hip fat and plantar fibromatosis.

•

In April 2018, Endo presented clinical data from the Phase 2b study of CCH for the treatment of cellulite during the Premier Global Hot Topics session at the annual meeting of the American Society for Aesthetic Plastic Surgery (ASAPS). A statistically significant proportion of CCH subjects reported being "Satisfied" or "Very Satisfied" with their cellulite treatment compared to placebo subjects. CCH was also well-tolerated by all dose groups. Most adverse events (AEs) were mild to moderate and primarily limited to the local injection area such as injection site bruising (approximately 75 percent) and injection site pain (approximately 59 percent) with 92 percent of all related AEs were mild to moderate in the CCH group compared to 96 percent in the placebo group.

•	In April 2018, Paladin Labs, a subsidiary of Endo, announced the commercial availability of XIAFLEX® in Canada for the treatment of Peyronie's Disease.
•	In February 2018, Endo initiated two Phase 3 clinical trials of CCH for the treatment of cellulite. Top-line results are expected in the first quarter of 2019.
•

BioSpecifics is conducting an ongoing Phase 1 clinical trial of CCH for the treatment of uterine fibroids with data expected later this year. This Phase 1 open-label dose escalation study is being conducted at the Department of Gynecology & Obstetrics at Johns Hopkins University and is designed to enroll 15 female subjects treated prior to hysterectomy. The trial will assess the safety and tolerability of a single injection of CCH directly into the uterine fibroid under transvaginal ultrasound guidance. The secondary endpoints will assess symptoms of pain and bleeding, quality of life throughout the study in addition to size, collagen content and rate of apoptosis of CCH treated fibroids.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional promising indications. BioSpecifics is managing the development of CCH for uterine fibroids and is conducting a Phase 1 clinical trial. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." The forward-looking statements include statements concerning, among other things, whether and when Endo will publish top-line results for the Phase 3 trials of CCH for cellulite and whether and when BioSpecifics will release data from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids. In some cases, these statements can be identified by forward-looking words such as "expect," "plan," "anticipate," "potential," "estimate," "can," "will," "continue," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2017 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

2/3

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended
	March 31,
	2018(1)	2017
Revenues:
Royalties	$7,085,000	$7,686,210
Licensing revenue	4,409	4,409
Total Revenues	7,089,409	7,690,619

Costs and expenses:
Research and development	195,227	254,781
General and administrative	2,069,633	2,425,717
Total costs and expenses	2,264,860	2,680,498

Operating income	4,824,549	5,010,121

Other income:
Interest income	217,951	101,753
Other, net	14,678	2,562
	232,629	104,315

Income before income tax expense	5,057,178	5,114,436
Provision for income tax expense	(1,078,574)	(1,769,683)

Net income	$3,978,604	$3,344,753

Earnings per share:
Basic	$0.55	$0.47
Diluted	$0.54	$0.46

Shares used in calculation of earnings per share:
Basic	7,192,900	7,164,245
Diluted	7,303,336	7,332,736

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	March 31,	December 31,
	2018(1)	2017(2)
Cash and cash equivalents	$12,558,901	$7,333,810
Investments	51,591,397	57,719,945
Accounts and income tax receivable	19,165,670	4,723,838
Deferred tax assets	403,944	1,739,706
Working capital	78,192,406	64,241,667
Total assets	86,374,936	74,996,394
Deferred revenue	117,635	6,398,687
Total stockholders' equity	81,844,689	67,516,838

(1)As of January 1, 2018, the Company adopted the requirements of ASC 606 using the modified retrospective adoption method, and as a result, there is a lack of comparability of certain amounts to the prior periods presented.

(2)The selected consolidated balance sheet information for the year ended December 31, 2017 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

CONTACT: BioSpecifics Technologies Corp., Thomas L. Wegman, President, (516) 593-7000, thomas_wegman@biospecifics.com

3/3